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Weyerhaeuser Reports Third Quarter Results

•	Net earnings rise 34 percent compared with third quarter 2012 on 23 percent improvement in net sales

•	Acquisition of Longview Timber LLC closed on July 23

FEDERAL WAY, Wash. (Oct 25, 2013) - Weyerhaeuser Company (NYSE: WY) today reported net earnings to common shareholders of $157 million, or 27 cents per diluted share, for the third quarter. This compares with net earnings of $117 million, or 22 cents per diluted share, for the same period last year. Net sales for the third quarter of 2013 totaled $2.2 billion, compared with net sales of $1.8 billion for the third quarter of 2012.

“Solid operating results in the quarter contributed to a significant improvement in our year-over-year earnings,” said Doyle Simons, president and chief executive officer. “In the quarter, we also closed on our previously announced acquisition of Longview Timber and are actively engaged in leveraging our silviculture, logistics and marketing expertise to realize the full potential of this valuable asset. We will continue to focus on improving performance in all of our businesses and generating additional value for our shareholders.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2013	2013	2012
(millions, except per share data)	2Q	3Q	3Q
Net sales	$2,141	$2,181	$1,772

Net earnings attributable to Weyerhaeuser common shareholders	$196	$157	$117
Weighted average shares outstanding, diluted(1)	558	587	542
Earnings per diluted share	$0.35	$0.27	$0.22

Net cash from operations	$374	$343	$122
Net change in cash and cash equivalents(2)	$1,723	($965)	($253)
Cash and cash equivalents at end of period(2)	$2,362	$1,397	$608

(1) Weyerhaeuser's common shares outstanding increased to approximately 578 million basic shares, or 583 million shares on a diluted basis, during the second quarter of 2013 following the issuance of 29 million common shares in conjunction with the acquisition of Longview Timber LLC. The company also issued 13.8 million mandatory convertible preference shares. During the third quarter of 2013, the company issued an additional 4.35 million common shares in connection with the exercise of an overallotment option.

(2) During the second and third quarters of 2013, Weyerhaeuser received $2,060 million from the issuance of debt and common and mandatory convertible preference shares related to the acquisition of Longview Timber LLC. These funds are recorded as "Cash and cash equivalents designated for purchase of Longview Timber LLC and the repayment of their acquired debt" on the Consolidated Balance Sheet. During the third quarter of 2013, the company used a portion of these funds to complete the acquisition of Longview Timber LLC. Subsequent to the end of the third quarter, the company used the remaining funds for repayment of Longview Timber indebtedness assumed in the acquisition.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	2Q 2013	3Q 2013	Change
Net sales to unaffiliated customers	$333	$353	$20
Intersegment sales	166	194	28
Total net sales	$499	$547	$48
Contribution to earnings	$114	$118	$4
3Q 2013 Performance - Seasonally lower earnings from the company’s legacy Western timberlands were largely offset by a partial quarter of earnings from the Longview Timber acquisition and improved earnings from Southern timberlands. Earnings from disposition of non-strategic timberlands also increased.
In the West, selling prices declined across domestic and export markets, and road and silviculture expenses increased. Seasonally lower fee harvest from legacy Western timberlands was more than offset by a partial quarter of harvest from the Longview Timber acquisition. Southern log realizations were comparable to the second quarter, and fee harvest volumes rose seasonally.

4Q 2013 Outlook - Weyerhaeuser anticipates comparable earnings from the Timberlands segment in the fourth quarter. In the West, the company expects improved domestic log prices and increased fee harvest volumes due to a full quarter of harvest from the Longview Timber acquisition. In the South, Weyerhaeuser anticipates seasonally higher silviculture costs, partially offset by increased fee harvest volumes. The company also expects slightly lower earnings from disposition of non-strategic timberlands.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	2Q 2013	3Q 2013	Change
Net sales to unaffiliated customers	$1,065	$1,030	($35)
Intersegment sales	18	19	1
Total net sales	$1,083	$1,049	($34)
Contribution to earnings	$136	$79	($57)
3Q 2013 Performance - Average selling prices for oriented strand board declined 26 percent compared with the second quarter, and selling prices for lumber fell 7 percent. These declines were partially offset by improved average selling prices for engineered wood products, higher sales volumes across all product lines, and lower Western log costs.
4Q 2013 Outlook - Weyerhaeuser anticipates lower earnings from the Wood Products segment in the fourth quarter due to seasonally weaker sales volumes and higher log costs.

CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	2Q 2013	3Q 2013	Change
Net sales	$476	$474	($2)
Contribution to earnings	$57	$47	($10)
3Q 2013 Performance - Costs associated with completion of a scheduled annual maintenance outage for liquid packaging operations were higher than anticipated. Fiber costs rose due to wet weather in the South, and chemical costs also increased. These factors more than offset a slight improvement in average pulp price realizations due to mix.

4Q 2013 Outlook - Weyerhaeuser expects significantly higher earnings from the Cellulose Fibers segment in the fourth quarter. The company anticipates modestly higher average pulp sales realizations and volumes, lower chemical costs, improved productivity for liquid packaging operations, and slightly lower maintenance expense.
REAL ESTATE

FINANCIAL HIGHLIGHTS (millions)	2Q 2013	3Q 2013	Change
Net sales	$267	$324	$57
Contribution to earnings	$14	$33	$19
3Q 2013 Performance - Home closings increased seasonally to 768 single-family homes and average margins on homes closed improved, primarily due to mix. Third quarter results include earnings of $9 million from land and lot sales, compared with earnings of $2 million in the second quarter.
At the end of the third quarter the backlog of homes sold, but not closed, totaled 1,435 units, compared with 1,055 units one year ago.
4Q 2013 Outlook - Weyerhaeuser expects significantly higher earnings from single-family homebuilding in the fourth quarter. Single-family closing volumes should increase to over 1,100 homes. The company anticipates higher average closing prices and higher selling-related expenses due to the additional closing volumes.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control nearly 7 million acres of timberlands, primarily in the U.S., and manage another 14 million acres under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products, and we develop real estate, primarily as a builder of single-family homes. Our company is a real estate investment trust. In 2012, we generated $7.1 billion in sales and employed approximately 13,200 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on October 25 to discuss third quarter results.
To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on October 25.
To join the conference call from within North America, dial 877-296-9413 (access code – 86490025) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code – 86490025). Replays will be available for two weeks at 855-859-2056 (access code – 86490025) from within North America and at 404-537-3406 (access code – 86490025) from outside North America.

FORWARD LOOKING STATEMENTS
This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company's plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company's expectations during the fourth quarter of 2013, including with respect to earnings, domestic and export log prices, fee harvest levels and realizations, silviculture costs, dispositions of non-strategic timberlands, average selling prices and sales volumes across the Wood Products product lines, average sales realizations and volumes for pulp and liquid packaging board, chemical and maintenance costs, productivity for liquid packaging operations, single-family closing volumes, average home closing prices and mix, and selling-related expenses.

Major risks, uncertainties and assumptions that affect the company's businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company's products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;

•	performance of the company's manufacturing operations, including maintenance requirements;

•	the level of competition from domestic and foreign producers;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	raw material prices;

•	energy prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	transportation costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles; and

•	other factors described under “Risk Factors” in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar, and the relative value of the euro and the yen. Restrictions on international trade or tariffs imposed on imports also may affect the company.